UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): March 17, 2008

Innovex, Inc.
(Exact name of Registrant as Specified in its Charter)

Minnesota
(State Or Other Jurisdiction Of Incorporation)

000-13143	41-1223933
(Commission File Number)	(I.R.S. Employer Identification No.)
3033 Campus Drive, Suite E180 Plymouth, MN	55441
(Address Of Principal Executive Offices)	(Zip Code)

(763) 383-4000
Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items under Sections 1, 2, 4, and 6-7 are not applicable and therefore omitted.

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Randy Acres as Chief Financial Officer:

Effective March 17, 2008, Randy Acres accepted the position of Innovex Inc.’s Chief Financial Officer ("CFO"). The following is a description of Mr. Acre’s Dual Employment Agreement with the Company provided pursuant to the compensatory plan disclosure requirements of Item 601 of Regulation S-K. The Agreement is attached hereto as Exhibit 10.2 and is incorporated by reference herein.

Pursuant to his Agreement, Mr. Acres will receive an annual base salary of $132,000 and an additional Thai Baht salary of 3,120,000 (approximately $99,000) for a total base salary of approximately $231,000. Salary reviews are to occur at least once per year. Under the Agreement, Mr. Acres will also be eligible for a bonus award pursuant to a bonus plan determined by the Board. A bonus awarded may take the form of cash or stock options. If Mr. Acres is terminated by the Company for any reason other than Good Cause; or by Mr. Acres with Good Reason, the Company will continue to pay his base salary and the employer share of group health and dental premiums for 12 months from the termination date. The Agreement also provides Mr. Acres’ compensation following a Company change in control. This compensation includes a continuation of his base salary for 12 months and payment of the employer share of his group health and dental premiums for up to 12 months. In addition, if Mr. Acres’ employment is terminated without Good Cause by the Company or by Mr. Acres with Good Reason, the Company will provide reasonable relocation expenses back to the United States.

ITEM 9.01	Financial Statements And Exhibits.

Exhibit No.	Description
10.1	Release dated March 17, 2008

10.2	Dual Employment Agreement by and between Innovex, Inc. and Randy Acres dated March 17, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

INNOVEX, INC.

		By:	/s/ Douglas W. Keller
Douglas W. Keller
Vice President, Finance

Date:	March 17, 2008